EXHIBIT 99.1

For Immediate Release

Investor Contact: Dave Staples Executive Vice President & CFO (616) 878-8319	Media Contact: Jeanne Norcross Vice President Corporate Affairs (616) 878-2830

Spartan Stores Announces Webcast of its Fiscal 2004 Annual
Shareholder Meeting

GRAND RAPIDS, Mich.--(BUSINESS WIRE)--Aug. 6, 2004--Spartan Stores, Inc., (Nasdaq:SPTN) announced today that it will webcast its fiscal 2004 annual shareholder meeting. The meeting will take place on Wednesday, August 11, 2004 at 10:00 a.m. EDT and will be hosted by Craig Sturken, Spartan's Chairman, President and Chief Executive Officer.

To listen to the annual meeting go to Spartan Stores' corporate website at www.spartanstores.com. Simply click on "Investor Information" and follow the links to the live webcast. The webcast will remain available for replay on the Company's website for approximately 10 days.

Grand Rapids, Michigan-based Spartan Stores, Inc., (Nasdaq:SPTN) is the nation's eighth largest grocery distributor with warehouse facilities in Grand Rapids and Plymouth, Michigan. The Company distributes more than 40,000 private-label and national brand products to 330 independent grocery stores in Michigan. Spartan Stores also owns and operates 54 retail supermarkets and 21 deep-discount drug stores in Michigan and Ohio, including Family Fare Supermarkets, Glen's Markets, and The Pharm.